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                                                                       EXHIBIT 5

                               Dykema Gossett PLLC
                             400 Renaissance Center
                             Detroit, Michigan 48243

                                   May 9, 2003


Kaydon Corporation
315 East Eisenhower Parkway
Ann Arbor, MI  48108


Ladies and Gentlemen:

         We have served as counsel to Kaydon Corporation (the "Company") in connection with the preparation of the Registration Statement (Form S-8) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, representing the issuance in the manner described in the Registration Statement of up to 100,000 shares of the Company's Common Stock, $0.10 par value (the "Common Stock") pursuant to the Company's Director Deferred Compensation Plan and 300,000 shares of Common Stock pursuant to the Company's 2003 Non-Employee Directors Equity Plan.

         We have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

         Based upon such examination and our participation in the preparation of the Registration Statement, it is our opinion that (1) the Company is duly incorporated and validly existing as a corporation in good standing under the laws of Delaware and (2) the Common Stock, when issued in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable.

         We consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                             Very truly yours,

                             DYKEMA GOSSETT PLLC

                             /s/ DYKEMA GOSSETT PLLC